Declaration of Trust
of
Amplify ETF Trust

This Declaration of Trust (this “Declaration”) is made as of this 9th day of January, 2015 by the initial Trustee hereunder.

Now, Therefore, the Trustee and any successor Trustees elected or appointed in accordance with the applicable provisions hereof hereby declare that they will hold all cash, securities and other assets and properties, which the Trust may from time to time acquire in any manner, in Trust, and that they will manage and dispose of the same and manage the affairs and business of the Trust upon the following terms and conditions for the benefit of the holders from time to time of shares of beneficial interest in this Trust as hereinafter set forth.

Section 1. Name and Definitions. (a) Name.  This Trust shall be known as “Amplify ETF Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

(b)Definitions.  Whenever used herein, unless otherwise required by the context or specifically provided, the following terms have the following respective meanings:

(i)“Shares” means the units of interest into which the beneficial interest in the Trust shall be divided from time to time, including the Shares of any and all series and classes which may be established and designated by the Trustees, and includes fractions of Shares as well as whole Shares.

(ii)“Trust” refers to the voluntary association with transferable shares established by this Declaration, as the same may be amended from time to time.

(iii)“Trustees” means, at any time, the person or persons who have signed this Declaration and all other persons who may from time to time be duly qualified and serving as Trustees in accordance with the provisions hereof, in each case if they shall at that time continue in office in accordance with the terms hereof, and reference herein to a Trustee or the Trustees shall refer to such person or persons in his or her capacity or their capacities as Trustees hereunder.

Section 2. Nature and Purpose of Trust.  The Trust set forth in this instrument shall be deemed made in the Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth as a voluntary association with transferable shares (commonly known as a business trust) of the type referred to in Chapter 182 of the General Laws of the Commonwealth of Massachusetts.  The Trust is not intended to be, shall not be deemed to be, and shall not be treated as, a general or a limited partnership, joint venture, corporation or joint stock company, nor shall the Trustees or holders of Shares or any of them for any purpose be deemed to be, or be treated in any way whatsoever as though they were, liable or responsible hereunder as partners or joint venturers.  The purpose of the Trust is to engage in, operate and carry on the business of an open-end management investment company through one or more series, and to do any and all acts or things as are necessary, convenient, appropriate, incidental or customary in connection therewith and without limiting the foregoing or the other provisions hereof, the Trust may exercise all powers which are ordinarily exercised by a Massachusetts business trust.

Section 3. Registered Agent; Principal Place of Business. The name of the registered agent of the Trust is National Corporate Research, LTD. at its office at 10 Milk Street, Suite 1055, Boston, Massachusetts 02108.  The principal place of business of the Trust is 3250 Lacey Road, Suite 130, Downers Grove, Illinois 60515.  The Trustees may, from time to time, change the registered agent of the Trust and the principal place of business of the Trust.

Section 4. Shares of Beneficial Interest. The beneficial interest in the Trust shall be divided into such Shares of beneficial interest, of such series or classes, and of such designations and par values (if any) and with such rights, preferences, privileges, limitations, restrictions and such other relative terms as shall be determined by the Trustees from time to time.  The number of Shares is unlimited.  The Trustees shall have full power and authority to take such action with respect to the Shares as the Trustees may deem desirable.

Section 5. The Trustees.  (a) Management of the Trust.  The business and affairs of the Trust shall be managed under the direction of the Trustees, and they shall have all powers necessary and desirable to carry out that responsibility.

(b)Qualification.  Each Trustee shall be a natural person.  A Trustee need not be a citizen of the United States or a resident of the Commonwealth of Massachusetts.

(c)Initial Trustees.  The name(s) and address(es) of the initial Trustee(s) are set forth below:

Name:	Address:
Thomas Hopkins	3250 Lacey Road, Suite 130 Downers Grove, Illinois 60515

Section 6. Termination of Trust. (a) Termination.   Unless terminated as provided herein, the Trust shall continue without limitation of time.  The Trust may be terminated at any time by the Trustees by written notice to the holders of Shares of the Trust.

(b)Winding-up.  Upon the requisite action of the Trustees to terminate the Trust, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, as may be determined by the Trustees, which may include the establishment of a liquidating trust or similar vehicle, the Trust shall, in accordance with such procedures as the Trustees consider appropriate, reduce the remaining assets of the Trust to distributable form in cash or other securities, or any combination thereof, and distribute the proceeds to the holders of the Shares of the Trust in the manner determined by the Trustees.

Section 7. Sale of Assets; Reorganization.  The Trustees may authorize the Trust, or any series or class thereof, to merge with or into, or to sell, lease, transfer, pledge, exchange, convey or dispose of all or substantially all of the Trust property (or all or substantially all of the Trust property allocated or belonging to a particular series or class), including its goodwill, to, any one or more business trusts or other business entities or series or classes thereof (including another series or class of the Trust) upon such terms and conditions and for such consideration (which may include the assumption of outstanding obligations and liabilities, accrued or contingent, whether known or unknown of the Trust, series or class) as the Trustees may determine.

Section 8.  Amendments to Declaration. The Trustees may by vote of a majority of the Trustees then in office amend or otherwise supplement the Declaration by making an amendment, a Declaration supplemental hereto or an amended and restated Declaration.

Section 9. Filings; Counterparts; Headings.  The original or a copy of this instrument and of each amendment and/or restatement hereto shall be kept in the office of the Trust.  A copy of this instrument and any amendment thereto shall be filed by the Trustees with the Secretary of the Commonwealth of Massachusetts, as well as any other governmental office where such filing may from time to time be required, provided, however, that the failure to so file will not invalidate this instrument or any properly authorized amendment hereto.  This instrument may be executed in any number of counterparts, each of which shall be deemed an original.  Headings are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather than the headings, shall control.

Section 10. Trustees May Resolve Ambiguities.  The Trustees may construe any of the provisions of this Declaration insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Trustees in good faith shall be conclusive as to the meaning to be given to such provisions.

Section 11. Applicable Law.  (a) The Trust set forth in this instrument is created under and is to be governed by and construed and administered according to the laws of the Commonwealth of Massachusetts, without reference to its conflicts of law rules, as a Massachusetts business trust, and without limiting the provisions hereof, the Trust specifically reserves the right to exercise any of the powers and privileges afforded to business trusts or actions that may be engaged in by business trusts, and the absence of a specific reference herein to any such power, privilege, or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

(b)Notwithstanding the first sentence of Section 11(a) hereof, there shall not be applicable to the Trust, the Trustees, or this Declaration any provisions of the laws (statutory or common) of the Commonwealth of Massachusetts (other than Chapter 182 of the Massachusetts General Laws) or any other state pertaining to trusts, including by way of illustration and without limitation, laws that relate to or regulate:  (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust; (iii) the necessity for obtaining a court or other governmental approval concerning the acquisition, holding, or disposition of real or personal property; (iv) fees or other sums applicable to trustees, officers, agents or employees of a trust; (v) the allocation of receipts and expenditures to income or principal; (vi) restrictions or limitations on the permissible nature, amount, or concentration of trust investments or requirements relating to the titling, storage, or other manner of holding of trust assets; or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers or liabilities or authorities and powers of trustees, if such laws are inconsistent with the authorities and powers or limitation on liability of the Trustees set forth or referenced in this Declaration.

Section 12. Provisions in Conflict with Law or Regulations.  (a)  The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any such provision, in whole or in part, is in conflict with any applicable laws, rules or regulations, the conflicting provision, or the conflicting part or parts thereof, shall be deemed not to constitute a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

(b)If any provision of this Declaration shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such provision, or such part or parts thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.

Section 13. Writings.  To the fullest extent permitted by applicable law, except as the Trustees may otherwise determine:

(a)Any requirements in this Declaration that any action be taken by means of any writing, including, without limitation, any written instrument, any written consent or any written agreement, shall be deemed to be satisfied by means of any electronic record in such form that is acceptable to the Trustees provided such form is capable of conversion into a written form within a reasonable time; and

(b)Any requirements in this Declaration that any writing be signed shall be deemed to be satisfied by any electronic signature in such form that is acceptable to the Trustees.

[The remainder of this page is intentionally left blank.]

In Witness Whereof, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of the date first written above.

    /s/ Thomas Hopkins
Thomas Hopkins, as Trustee
3250 Lacey Road, Suite 130
Downers Grove, Illinois  60515